----------------------------                        ----------------------------
CUSIP No. 970646 10 5                 13G           Page 1 of 10 Pages
----------------------------                        ----------------------------


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G
                                (Rule 13d-102)

                INFORMATION TO BE INCLUDED IN STATEMENTS FILED
           PURSUANT TO 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                             PURSUANT TO 13d-2(b)
                             (AMENDMENT NO. 2)(1)

                       Willis Lease Finance Corporation
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  970646 10 5
--------------------------------------------------------------------------------
                                (CUSIP Number)

                               December 31, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
     Schedule is filed:

            / /  Rule 13d-1(b)
            / /  Rule 13d-1(c)
            /X/  Rule 13d-1(d)






---------------------

     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

        The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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----------------------------                        ----------------------------
CUSIP No. 970646 10 5                 13G           Page 2 of 10 Pages
----------------------------                        ----------------------------

-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     CFW Partners, L.P., a California Limited Partnership ("CFW Partners")
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)  / /
                                                                       (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     California Limited Partnership
-------------------------------------------------------------------------------
  NUMBER OF                   (5)  SOLE VOTING POWER
   SHARES
 BENEFICIALLY                      2,984,422
   OWNED BY                  --------------------------------------------------
     EACH                     (6)  SHARED VOTING POWER
  REPORTING
   PERSON                          0
    WITH:                    --------------------------------------------------
                              (7)  SOLE DISPOSITIVE POWER

                                   2,984,422
                             --------------------------------------------------
                              (8)  SHARED DISPOSITIVE POWER

                                   0
-------------------------------------------------------------------------------
 (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,984,422
-------------------------------------------------------------------------------
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*                                                       /X/

      Excludes shares owned, and options exercisable, by Charles F. Willis, IV
-------------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      40.3%
-------------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON*

      PN
-------------------------------------------------------------------------------
                          *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No. 970646 10 5                 13G           Page 3 of 10 Pages
----------------------------                        ----------------------------

-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Charles F. Willis, IV
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)  / /
                                                                       (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
-------------------------------------------------------------------------------
  NUMBER OF                   (5)  SOLE VOTING POWER
   SHARES
 BENEFICIALLY                      73,500
   OWNED BY                  --------------------------------------------------
     EACH                     (6)  SHARED VOTING POWER
  REPORTING
   PERSON                          2,984,422 shares which are directly owned by
    WITH:                          CFW Partners. Mr. Willis is both a general
                                   partner and a limited partner of CFW
                                   Partners.
                             --------------------------------------------------
                              (7)  SOLE DISPOSITIVE POWER

                                   73,500
                             --------------------------------------------------
                              (8)  SHARED DISPOSITIVE POWER

                                   2,984,422 shares which are directly owned by
                                   CFW Partners. Mr. Willis is both a general
                                   partner and a limited partner of CFW
                                   Partners.
-------------------------------------------------------------------------------
 (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,057,922
-------------------------------------------------------------------------------
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*                                                       / /

-------------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      41.3%
-------------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON*

      IN
-------------------------------------------------------------------------------
                          *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                        ----------------------------
CUSIP No. 970646 10 5                 13G           Page 4 of 10 Pages
----------------------------                        ----------------------------

-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Austin Chandler Willis 1995 Irrevocable Trust
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)  / /
                                                                       (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
-------------------------------------------------------------------------------
  NUMBER OF                   (5)  SOLE VOTING POWER
   SHARES
 BENEFICIALLY                      0
   OWNED BY                  --------------------------------------------------
     EACH                     (6)  SHARED VOTING POWER
  REPORTING
   PERSON                          2,984,422 shares which are directly owned by
    WITH:                          CFW Partners. The Austin Chandler Willis
                                   1995 Irrevocable Trust is a limited partner
                                   of CFW Partners.
                             --------------------------------------------------
                              (7)  SOLE DISPOSITIVE POWER

                                   0
                             --------------------------------------------------
                              (8)  SHARED DISPOSITIVE POWER

                                   2,984,422 shares which are directly owned by
                                   CFW Partners. The Austin Chandler Willis
                                   1995 Irrevocable Trust is a limited partner
                                   of CFW Partners.
-------------------------------------------------------------------------------
 (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,984,422
-------------------------------------------------------------------------------
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*                                                       /X/

      Excludes shares owned, and options exercisable, by Charles F. Willis, IV
-------------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      40.3%
-------------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON*

      00
-------------------------------------------------------------------------------
                          *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                        ----------------------------
CUSIP No. 970646 10 5                 13G           Page 5 of 10 Pages
----------------------------                        ----------------------------


ITEM 1(a).                NAME OF ISSUER:

                          Willis Lease Finance Corporation (the "Issuer")

ITEM 1(b).                ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICE:

                          2320 Marinship Way, Suite 300
                          Sausalito, CA  94965

ITEM 2(a) - (c)           NAME OF PERSON FILING; ADDRESS OF PRINCIPAL PLACE OF
                          BUSINESS; CITIZENSHIP:

                          This statement is being filed by CFW Partners, L.P., a California Limited Partnership whose principal address is c/o Willis Lease Finance Corporation, 2320 Marinship Way, Suite 300, Sausalito, CA 94965 and Charles F. Willis, IV, a United States citizen whose address is c/o Willis Lease Finance Corporation, 2320 Marinship Way, Suite 300, Sausalito, CA 94965. The names, business addresses and citizenships of the general partner and limited partners of CFW Partners are set forth on Exhibit A hereto. Charles F. Willis, IV and Austin Chandler Willis 1995 Irrevocable Trust are each limited partners of CFW Partners. Charles F. Willis, IV is also the general partner of CFW Partners. Exhibit B sets forth the Filing Persons' agreement regarding this Schedule 13G.

ITEM 2(d).                TITLE OF CLASS OF SECURITIES:

                          Common Stock (the "Common Stock")

ITEM 2(e).                CUSIP NUMBER:

                          970646 10 5

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING
                          IS A:

                          Not Applicable

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----------------------------                        ----------------------------
CUSIP No. 970646 10 5                 13G           Page 6 of 10 Pages
----------------------------                        ----------------------------


ITEM 4.                   OWNERSHIP.

                      CFW PARTNERS

                      (a)    Amount beneficially owned: 2,984,422 Shares
                      (b)    Percent of class: 40.3%
                      (c)    Number of shares as to which such person has:

                            (i)     Sole power to vote or to direct the vote:
                                    2,984,422

                           (ii)     Shared power to vote or to direct the vote:
                                    0

                          (iii) Sole power to dispose or to direct the disposition of: 2,984,422

                           (iv) Shared power to dispose or to direct the disposition of: 0

                      CHARLES F. WILLIS, IV

                      (a)    Amount beneficially owned: 3,057,922 Shares
                      (b)    Percent of class: 41.3%
                      (c)    Number of shares as to which such person has:

                            (i)     Sole power to vote or to direct the vote:
                                    73,500

                           (ii)     Shared power to vote or to direct the vote:
                                    2,984,422

                          (iii) Sole power to dispose or to direct the disposition of: 73,500

                           (iv) Shared power to dispose or to direct the disposition of: 2,984,422

                      AUSTIN CHANDLER WILLIS 1995 IRREVOCABLE TRUST

                      (a)    Amount beneficially owned: 2,984,422 Shares
                      (b)    Percent of class: 40.3
                      (c)    Number of shares as to which such person has:

                            (i)     Sole power to vote or to direct the vote: 0

                           (ii)     Shared power to vote or to direct the vote:
                                    2,984,422

                          (iii) Sole power to dispose or to direct the disposition of: 0

                           (iv) Shared power to dispose or to direct the disposition of: 2,984,422

ITEM 5.                   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                          Not Applicable

ITEM 6.                   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                          ANOTHER PERSON.

                          Not Applicable

----------------------------                        ----------------------------
CUSIP No. 970646 10 5                 13G           Page 7 of 10 Pages
----------------------------                        ----------------------------


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                          Not Applicable

ITEM 8.                   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                          GROUP.

                          Not Applicable

ITEM 9.                   NOTICE OF DISSOLUTION OF GROUP.

                          Not Applicable

ITEM 10.                  CERTIFICATION.

                          Not Applicable

----------------------------                        ----------------------------
CUSIP No. 970646 10 5                 13G           Page 8 of 10 Pages
----------------------------                        ----------------------------


                                   SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                  CFW PARTNERS, L.P., A CALIFORNIA LIMITED
                                  PARTNERSHIP

DATED: FEBRUARY 14, 2000          BY:    /s/ Charles F. Willis IV
                                      ------------------------------------
                                      A GENERAL PARTNER

DATED: FEBRUARY 14, 2000                /s/ Charles F. Willis IV
                                  ----------------------------------------
                                  CHARLES F. WILLIS, IV

                                  AUSTIN CHANDLER WILLIS 1995 IRREVOCABLE TRUST


DATED: FEBRUARY 14, 2000          BY:    /s/ Elizabeth W. Leatherman
                                      ------------------------------------
                                      ELIZABETH W. LEATHERMAN, AS TRUSTEE

----------------------------                        ----------------------------
CUSIP No. 970646 10 5                 13G           Page 9 of 10 Pages
----------------------------                        ----------------------------


                                   EXHIBIT A

        Set forth below, with respect to the general partner and limited partners of CFW Partners, is the following: (a) name; (b) business address and (c) citizenship.

1.      (a)    Charles F. Willis, IV

        (b)    c/o Willis Lease Finance Corporation
               2320 Marinship Way, Suite 300
               Sausalito, CA 94965

        (c)    United States

2.      (a)    Austin Chandler Willis 1995 Irrevocable Trust

        (b)    c/o Willis Lease Finance Corporation
               2320 Marinship Way, Suite 300
               Sausalito, CA 94965

        (c)    United States

----------------------------                        ----------------------------
CUSIP No. 970646 10 5                 13G           Page 10 of 10 Pages
----------------------------                        ----------------------------


                                   EXHIBIT B

                            JOINT FILING AGREEMENT

        Agreement among CFW Partners, L.P., a California Limited Partnership, Charles F. Willis, IV and The Austin Chandler Willis 1995 Irrevocable Trust, whereby, in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, each of the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G with respect to the equity securities of Willis Lease Finance Corporation and further agree that this Joint Filing Agreement be included as an exhibit to such joint filing, provided that, as contemplated by Section 13d-1(k)(1)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other person making the filing, unless such person knows or has reason to believe that such information is inaccurate.

        In evidence thereof the undersigned, being duly authorized, hereby execute this Joint Filing Agreement in counterpart as of this 14th day of February, 2000.

                                  CFW PARTNERS, L.P., A CALIFORNIA LIMITED
                                  PARTNERSHIP

                                  BY: /s/ Charles F. Willis IV
                                      ------------------------------------
                                      A GENERAL PARTNER

                                      /s/ Charles F. Willis IV
                                  ----------------------------------------
                                  CHARLES F. WILLIS, IV

                                  AUSTIN CHANDLER WILLIS 1995 IRREVOCABLE TRUST

                                  BY: /s/ Elizabeth W. Leatherman
                                      ------------------------------------
                                      ELIZABETH W. LEATHERMAN, AS TRUSTEE